Exhibit 10.2

As of October 1, 2013

Alan Ennis
5 Swans Mill Lane
Scotch Plains, NJ 07076
Dear Alan:
This letter agreement and release (the "Agreement") confirms the agreement entered into between you and the Company regarding the termination of your employment with the Company, including resignation of your positions as officer and/or director of the Company and all its subsidiaries, effective October 1, 2013 (the "Termination Date"), and explains the package of separation pay and benefits that has been specially developed for you in full bargained for release and settlement of any and all claims that you have presently, may have or have had in the past arising from your employment with and termination of your employment from the Company up to and including the Effective Date of this Agreement. Further, it is understood that this Agreement, with its package of separation pay and benefits, is offered at the sole discretion of the Company and requires that you fulfill your obligations in a professional manner as required by the Company. For purposes of this Agreement, the term the “Company” includes Revlon Consumer Products Corporation and any of its past, present or future parent and subsidiary corporations, affiliates, divisions, successors and assigns (whether or not incorporated). It is understood that you and the Company are entering into this Agreement knowingly and voluntarily, for the good and sufficient mutual consideration set forth herein.

1.CONSIDERATION IN SETTLEMENT. Accordingly, if you execute (and do not revoke) this Agreement and fully comply with its terms and conditions:

a)    SEVERANCE PAY. You will receive severance pay, less applicable withholdings and deductions, for a total of 24 months (the “Severance Period”), commencing on October 2, 2013 and terminating on October 1, 2015. Your severance pay will be at your base rate of pay in effect on your Termination Date (which was $930,589 per annum) and will be payable bi-weekly starting on the Termination Date. During the Severance Period, your severance payments will not be reduced by any cash compensation paid or payable or any non-cash compensation paid or payable in lieu of cash compensation earned by you from other employment or consultancy during the first 16 months of the Severance Period and will be reduced by any such cash compensation or non-cash compensation during the final 8 months of the Severance Period. Notwithstanding the above, due to your role and responsibilities with the Company, you may be restricted from undertaking employment with a competitor of the Company under the terms of the Employee Agreement as to Confidentiality and Non-Competition and you must immediately advise the Company if you are considering undertaking such employment (see also Section 15, below).

b)     CONTINUATION OF MEDICAL, DENTAL AND/OR VISION INSURANCE, FLEXIBLE SPENDING ACCOUNT AND OTHER BENEFITS.

i)If you, your spouse and your covered dependants participated in the Medical, Dental and Vision Care programs (the "Benefit Programs") as of the Termination Date, you, your spouse and your covered dependants will be permitted to continue such participation in the Benefits Programs as provided by federal law ("COBRA") for the Severance Period by continuing to pay premiums to the Company at the contribution level in effect for active employees until the earliest to occur of (1) the end of the Severance Period or (2) when you become covered by medical, dental and/or vision plans of another employer (you may be asked to submit evidence of non-coverage as the Company may request from time to time).
ii)If you are currently contributing to a Health Care Flexible Spending Account ("HCFSA"), you will be permitted to continue making contributions after your Termination Date only if you elect continuation of HCFSA under COBRA on an after-tax basis until December 31, 2013, subject to the terms and conditions of the HCFSA program. If you are currently contributing to a Dependent Care Flexible Spending Account ("DCFSA"), you will be permitted to continue such contributions after your Termination Date until the earlier to occur of the last day of the Severance Period or December 31, 2013, subject to the terms and conditions of the DCFSA program. You will be eligible to receive reimbursement for any eligible expenses incurred through your last day of HCFSA and DCFSA participation, subject to your filing of claims within the time requirements of the programs.
iii)Long-term disability insurance will cease on your Termination Date. You may be eligible to convert this coverage to an individual policy within 31 days of your Termination Date.
iv)Your coverage under the Employee Assistance Program will cease upon your Termination Date. You may continue the coverage at COBRA rates by enrolling under COBRA.

c)CONTINUATION OF LIFE / AD&D INSURANCE. Your Basic Life Insurance coverage under the Revlon Life Insurance Program (the “Insurance Program”) will be continued at no cost to you during the Severance Period. In addition, you can continue any Supplemental Life, Accidental Death and Dismemberment, Dependent Life and/or Dependent Accidental Death and Dismemberment insurance coverage previously elected by you under the Insurance Program at your expense during the Severance Period. After the expiration of the Severance Period, you will be advised of any options you may have to convert the insurance coverages described above to an individual policy, subject to any underwriting requirements, at your own expense, and information regarding such conversion options will be provided to you at that time.

d)CONTINUATION OF OTHER FRINGE BENEFITS. You will continue to be eligible to participate in Revlon’s Executive Financial Counseling and Tax Preparation Program, as from time to time in effect, or such program or programs, if any as may succeed it, and to receive a car allowance at the rate of $15,000 per annum, under the car allowance program as in effect from time to time, or such program or programs, if any, as may succeed it, at no cost to you during the Severance Period.

e)2013 BONUS PLAN. You will be eligible for payment of any incentive bonus at target (100% of base salary) subject to adjustment for actual funding of the Bonus Plan for 2013 as established by the Compensation Committee with respect to your service with the Company in 2013 payable on or prior to March 15, 2014. Your bonus with respect to 2013 shall be prorated for the actual number of days of active employment during 2013 (such proration shall be 75%) and shall be payable (i) if and to the extent bonuses are payable to executives under the Bonus Plan for 2013 upon achievement of the objectives set for that year and not including any discretionary bonus amounts which may otherwise be payable to other executives despite non-achievement of bonus objectives for 2013 and (ii) on the date bonuses would otherwise be payable to executives under the Bonus Plan, but in no event later than March 15, 2014.

f)LONG TERM INCENTIVE PLAN (“LTIP”). The following LTIP grants which would otherwise be forfeited since you will not remain employed through the payment date will be paid to you on the regular payment date. The actual amount payable in respect of the 2013 Transitional LTIP listed below is subject to achievement of objectives set for the 2013 performance periods and otherwise subject to the terms of the Plan.

i)Grants payable on or prior to March 15, 2014:
(1)    2011 LTIP, 3rd Payment: $392,000
(2)    2012 LTIP, 2nd Payment: $420,000
(3)    2013 Transitional LTIP, 1st Payment: $500,000 at target (subject to adjustment based on actual performance for 2013, and pro rated (such proration shall be 75%) for the period of employment during 2013)
ii)Grants payable in March, 2015:
(1)     2012 LTIP, 3rd Payment: $420,000

g)OUTPLACEMENT. You will be eligible to receive outplacement and career transition services provided by the Ayers Group as determined by the Company and at the Company's expense. There will be no pay in lieu of outplacement.

h)NON-QUALIFIED EXCESS SAVINGS PLAN AND PENSION EQUALIZATION PLAN (“PEP”) PAYMENTS. You will receive payment of your account balance in the Excess Savings Plan on or about April 1, 2014 (as of October 10, 2013 that amount was approximately $184,029 which will vary upon investment returns through the payment date). Additionally, you will receive a payment of your account balance under the PEP of approximately $85,429 on or about April 1, 2014 (which will vary based upon interest rates pursuant to the PEP).

1.VACATION. As a result of the Company’s standard payroll processing you have been paid for the full week of September 30, 2013, which results in your receiving 4 days of extra pay given your Termination Date of October 1, 2013. As a result you will receive a check for 6 instead of 10 remaining 2013 vacation days, less applicable withholdings and deductions, upon termination of your employment with the Company.

2.INTERNAL REVENUE CODE SECTION 409A. Section 409A imposes additional taxes and interest on compensation or benefits deferred under certain "nonqualified deferred compensation plans" (as defined under the Code). These plans may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements. The Company reserves the right to provide compensation or benefits under any such plan, including this Agreement, in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A, including any required withholdings, and you agree to cooperate with the Company in such actions. Because you are a "specified employee," as such term is defined under Section 409A (generally one of the Company's top 50 highest paid officers), to the extent required under Section 409A, the Company will not make any payments to you under this Agreement or applicable plan, as the case may be, including without limitation the Pension Equalization Plan, upon a "separation of service," as such term is defined under Section 409A, until six (6) months after your date of separation from service or, if earlier, the date of your death. Upon expiration of the six-month period, or, if earlier, the date of your death, the Company shall make a payment to you (or your beneficiary or estate, if applicable) equal to the sum of all payments that would have been paid to you from the date of separation from service through the end of the six (6) month period had you not been a "specified employee", and thereafter the Company will make all the payments at the times specified in this Agreement or applicable plan, as the case may be. In addition, the Company and you agree that, for purposes of this Agreement, termination of employment (or any variation thereof) will satisfy all of the requirements of "separation from service" as defined under Section 409A. For purposes of this Agreement, the right to a series of installment payments, such as salary continuation or severance payments, shall be treated as the right to a series of separate payments and shall not be treated as a right to a single payment. For purposes of this Agreement, the term "Code" shall mean the Internal Revenue Code of 1986, as amended, including all final regulations promulgated thereunder, and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section. For the avoidance of doubt, the Company shall provide you with payments attributable to Severance Pay, Benefit Programs, Insurance Program, Fringe Benefit Programs and Bonus referred to above, respectively, in Sections 1.a., 1.b., 1.c., 1.d. and 1.e., immediately from and after the Effective Date through April 1, 2014 if and to the extent the taxable amounts of any such payments that do not qualify for as a “short-term deferral” within the meaning of Tres. Reg. Section 1.409A-1(b)(4) do not exceed $510,000. Also, the Company shall provide you with Outplacement referred to above in Section 1.g. during the Severance Period. Additionally, the Company shall provide you the three LTIP grant payments referred to above in Section 1.f.i as soon as administratively practical after April 1, 2014, but in no event later than April 15, 2014. The Company shall pay your Excess Savings Plan and PEP account balances in accordance with the terms of those plans.

3.EMPLOYEE ACKNOWLEDGMENTS. You acknowledge and agree that (i) you have not filed, caused to be filed, or presently are a party to any claim against Releasees (defined in Section 6 below); (ii) you have been paid and/or have received all compensation, wages, bonuses, and/or commissions to which you may be entitled and, if applicable, have reported all hours worked for the Company; (iii) you have been granted any leave to which you were entitled under the Family and Medical Leave Act and/or related state or local leave or disability accommodation laws; (iv) you have no known workplace injuries or occupational diseases; (v) all of the Company's decisions regarding your pay and benefits through the Termination Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law; (vi) the Company has completely and satisfactorily responded to, investigated and concluded any internal complaints (e.g., any breach of contract, diversion, antitrust or fraud, discrimination or retaliation matters or claims), allegations, matters and issues, if any, you may have ever raised; (vii) you have no outstanding internal allegations, matters and issues that you have not brought to the Company's attention; and (viii) you have not been retaliated against for reporting any allegations of wrongdoing by any Releasees, including but not limited to the Company and its officers, including but not limited to any allegations of corporate fraud; further, both parties acknowledge that this Agreement and General Release does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency; further, to the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.

4.EMPLOYMENT VERIFICATION. You and the Company agree that any inquiries received by the Company regarding your employment with the Company and the cessation thereof will be referred to and handled by the Executive Vice President and Chief Administrative Officer. You agree to refer all inquiries from prospective employers to the Executive Vice President and Chief Administrative Officer and not to any other individual employed by or affiliated with the Company. Notwithstanding the foregoing, you may (but only after the Effective Date as defined in Section 13, below) seek recommendations from individual members of the Company’s Board of Directors and the Company’s executive officers (acting in their personal capacity and not on behalf of the Company, provided that you expressly state in your request for any such recommendation that you are seeking it from them in their personal capacity and not on behalf of the Company), who nevertheless shall have no obligation to provide any reference.

5.GENERAL RELEASE. In exchange for the consideration provided to you under this Agreement, you agree to release and hold harmless (on behalf of yourself and your family, heirs, executors, administrators, successors and assigns) now and forever, the Company, including any of its past, present or future employees, agents, assigns, officers, directors and shareholders whether acting in their individual or representative capacity (collectively with the Company, the "Releasees") from and waive any claim in any legal jurisdiction that you have presently, may have or have had in the past, known or unknown, against the Releasees upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this release, including, without limitation, all claims arising from your employment with, or termination of employment from, the Releasees, or otherwise. Notwithstanding the prior sentence, it is understood and agreed that the only rights or claims that you are not releasing and waiving are (i) your rights to receive the compensation and benefits provided to you under this Agreement; (ii) any rights you may have to the payment of vested benefits (if any) under the terms of the Company's qualified retirement plans (the Revlon Employees' Retirement Plan and the Revlon Employees' Savings, Investment and Profit Sharing Plan), as amended from time to time; and (iii) the rights to indemnification as provided in Section 23, below.

6.EXTENT OF RELEASE. Without limiting the generality of the preceding "GENERAL RELEASE" Section, this Agreement is intended to and shall release the Releasees from any and all claims or rights arising under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Workers Adjustment and Retraining Act, the New York State Human Rights Law, as amended, the New York City Administrative Code, the New York Minimum Wage Law, the Equal Pay Law of New York and all other statutes regulating the terms and conditions of your employment, including, but not limited to those applicable laws set forth in Exhibit I to this Agreement), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge, discrimination, retaliation, whistleblower claims or otherwise), or under any policy, agreement, understanding or promise, written or oral, express or implied, formal or informal, between the Company and you, including, without limitation, any claim you might have for severance, termination or severance pay in any legal jurisdiction, or pursuant to the Revlon Executive Severance Pay Guidelines or practices as from time to time in effect, or otherwise.

8.RIGHT TO COUNSEL. The Company hereby advises you that you should consult with an attorney prior to execution of this Agreement. You acknowledge that you understand it is in your best interest to have this document reviewed by an attorney of your own choosing and at your own expense, and you hereby acknowledge that you have been afforded a period of at least twenty-one (21) days during which to consider this Agreement and to have it reviewed by your attorney.

9.FREE WILL. You are entering into this Agreement of your own free will and without coercion, intimidation or threat of retaliation. You acknowledge and agree that the Company has not exerted any undue pressure or influence on you in this regard. You acknowledge that you have had reasonable time to determine whether entering into this Agreement is in your best interest and you have read and fully understand the terms set forth in this Agreement.

10.CONSIDERATION. The consideration described in Section 1 provided to you under this Agreement is not required under the Company's policies or otherwise and you acknowledge that you know of no circumstances other than you agreeing to the terms of this Agreement which would require the Company to provide such consideration. You acknowledge that no representations of any kind or character have been made by the Company to induce your execution of this Agreement and that the only representations made to you in order to obtain your consent to this Agreement are as stated herein.

11.RESTRICTIONS. You agree, to the fullest extent permitted by law, that you will not initiate or cause to be initiated on your behalf, any lawsuit or other legal action against the Company relating to your employment or the termination thereof. You further represent and warrant that neither you, nor any person, organization or entity acting on your behalf, has filed or initiated any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to your employment or the termination thereof (each individually a "Proceeding"). To the fullest extent permitted by law, you waive any right you may have to benefit in any manner from any relief (whether monetary, equitable or otherwise) arising out of any past, present or future Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission ("EEOC"). You understand that by entering into this Agreement, you will be limiting the availability of certain remedies that you may have against the Company and limiting also your ability to pursue certain claims against the Company. You further agree, to the extent permitted by law, not to instigate, encourage, or voluntarily assist or participate in an action or proceeding commenced by anyone else against the Company.

12.TRANSITION AND COOPERATION. As a material part of the consideration for this Agreement, you agree to fulfill your transition obligations as determined by the Company and to do so in a professional manner, and you hereby resign from all of your positions as an officer or director of the Company and all of its subsidiaries as set forth in the list attached as Exhibit II. As of the Termination Date, there have been no requests for transition assistance. Additionally, upon request, you agree to give your assistance and cooperation willingly in any matter relating to your expertise or experience as the Company may reasonably request, including your attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company's defense or prosecution of any existing or future claims or litigations relating to matters in which you were involved or potentially have knowledge by virtue of your employment with the Company. Such assistance and cooperation shall be provided by you without fee or charge, other than reasonable travel expenses and disbursements. Assistance shall be given during regular business hours at locations and times mutually agreed upon by you and the Company, with due regard to your availability given your then applicable employment, except with respect to mandated court appearances for which you will make yourself available upon reasonable notice.

13. REVOCATION AND EFFECTIVE DATE. This Agreement may be revoked by you within the seven (7) days after the date on which you sign this Agreement and you understand that this Agreement and your eligibility to receive any compensation and/or benefits under the Agreement shall not become binding or enforceable until this seven (7) day period has expired without you having so revoked. This Agreement shall become effective on the eighth (8th) day following your signing of this Agreement provided that you have not revoked the Agreement. Any such revocation must be made in a signed letter executed by you stating specifically that you are revoking your acceptance of this Agreement and personally delivered or postmarked within seven (7) days after you have executed this Agreement to the Company c/o Executive Vice President and Chief Administrative Officer, Revlon Consumer Products Corporation, 237 Park Avenue, New York, New York 10017. You understand that if you revoke this Agreement, this Agreement and your eligibility to receive the consideration described in Section 1 will not be effective or enforceable and you will not be entitled to any payments and benefits thereunder. You understand and agree that you would not receive the payments and benefits set forth in this Agreement, except for your execution of this Agreement and the fulfillment of your promises set forth herein. The terms of this Agreement are not final and authorized until this Agreement is executed by a Company officer or any other authorized executive of the Company with appropriate authority (the “Effective Date”). Until such execution by a Company officer, the Agreement shall be considered to be a draft for discussion purposes.

14. NOTICE. Any notice to be given under this Agreement shall be given in writing and delivered either personally or sent by certified mail to the Company c/o Executive Vice President and Chief Administrative Officer at 237 Park Avenue, New York, New York 10017 and to you at your address in the Company's records.

15.CONFIDENTIALITY / NON-COMPETITION.
a)You agree to comply with and perform each and every covenant and undertaking set forth in the Company's Employee Agreement as to Confidentiality and Non-Competition (the "Non-Competition Agreement," a copy of which is attached hereto as Exhibit III for your records), as if the same were fully set forth herein, and which is incorporated herein by this reference, regardless of whether or not you previously signed the Non-Competition Agreement. You further (i) affirm you have not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies, the Non-Competition Agreement and/or common law, (ii) agree that by signing this

Agreement, you will be deemed to have signed and agreed to the Non-Competition Agreement and (iii) agree that payment of the consideration described in Section 1 is conditioned upon your complying with the Non-Competition Agreement.

b)In addition to any agreement related to trade secrets, confidential information and/or work products agreements previously executed by you, (including, without limitation, the Non-Competition Agreement), you agree that you will not at any time divulge to any other entity or person any confidential information acquired by you concerning the Company's or its affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or their respective family members, any information concerning this Agreement or the terms thereof, or any information concerning the circumstances of your employment with and the termination of your employment from the Company, or any information regarding discussions related to any of the foregoing or make, write, publish, produce or in any way participate in placing into the public domain any statement, opinion or information with respect to any of the foregoing or which reflects adversely upon or would reasonably impair the reputation or best interests of the Company or any of its directors, officers, employees or agents or their respective family members, except in each case (i) information which is required to be disclosed by court order, subpoena or other judicial process, (ii) information regarding your job responsibilities during your employment with the Company to prospective employers in connection with an application for employment, (iii) information regarding the financial terms of this Agreement to your spouse or your tax advisor for purposes of obtaining tax advice provided that such persons are made aware of and agrees to comply with the confidentiality obligation, or (iv) information which is necessary to be disclosed to your attorney to determine whether you should enter into this Agreement. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, internet publication or discussion group, theatrical production or movie, or television or radio programming or commercial. In the event that you are required to make disclosure under any court order, subpoena or other judicial process which in any way relates to your employment with the Company, you will promptly notify the Company, take all steps requested by the Company to defend against the compulsory disclosure and permit the Company to participate with counsel of its choice in any proceeding relating to the compulsory disclosure.

c)You acknowledge that all information the disclosure of which is prohibited by this Section is of a confidential and proprietary character and of great value to the Company and that a breach of this Section will constitute a material breach of this Agreement, which will cause the Company to suffer immediate, substantial and irreparable injury. Accordingly, in the event any breach or threatened breach of this Agreement, the Company shall be entitled to the following forms of relief: (i) temporary, preliminary and permanent injunctions; (ii) its reasonable attorneys fees and costs incurred in enforcing the provisions in this agreement and the annexed Non-Competition Agreement (provided a court of competent jurisdiction determines that the threat of breach is credible); and (iii) in addition to any and all other remedies available to the Company at law or in equity for any violation of this Section, you agree to immediately remit and disgorge to the Company any and all payments paid or payable to you in connection with or as a result of engaging in any of the above acts. You confirm that, as of the date of your execution of this Agreement, you have not violated the terms of this "CONFIDENTIALITY / NON-COMPETITION" Section.

d)The Company agrees that it shall not make any statements regarding your employment and the termination thereof, other than as set forth in the Company’s press release dated October 2, 2013 (attached hereto as Exhibit IV).

16.RETURN OF COMPANY PROPERTY. You understand and agree that you are obligated to return all Company property in your possession or control, as required under the Non-Competition Agreement, including, without limitation, company cars where applicable, computer disks or data (including, data retained on any computer), any home-office equipment or computers, cell phones, Blackberries or similar devices, purchased or provided by the Company, any keys, identification and access cards, records, documents, files or other materials; provided, however, that you may retain the two iPads and one iPhone issued to you by the Company prior to your Termination Date, from which the Company has previously removed all Company data and programs. By executing this Agreement, you represent and agree that you (i) have returned all Company property in your possession or control to the Company, including any home-office equipment currently at your New Jersey and Delaware residences, (ii) have removed any and all computer data relating to Company confidential information and trade secrets from any personal computer(s) in your possession or control, and (iii) have not retained any such computer data (or copies thereof) in any form.

17.NON-ADMISSION. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

18.SEVERABILITY CLAUSE. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect; provided that, the employee may not challenge the Non-Competition Agreement and retain the consideration set forth in Section 1.

19.ASSIGNMENT. This Agreement may be assigned by the Company to (i) any affiliate of the Company or (ii) any non-affiliate of the Company that shall acquire all or the greater part of the business and assets of the Company. In the event of any such assignment, the Company shall cause such affiliate or non-affiliate, as the case may be, to assume the obligations of the Company hereunder with the same effect as if such assignee were the "Company" hereunder, and, in the case of such assignment to a non-affiliate, the Company and its affiliates shall be released from all liability hereunder. This Agreement is personal to you and you may not assign any rights or delegate any responsibilities hereunder without the prior approval of the Company.

20.NON-ALIENATION. You shall not have any right to pledge, anticipate or in any way create a lien upon any payment or benefit provided under this Agreement, and no such payment or benefit shall be assignable in anticipation of payment, either by voluntary or involuntary acts or by operation of law.

21.OFFSET. You hereby authorize the Company to offset any sums owed by you to the Company against the severance pay payable to you pursuant to this Agreement, to the fullest extent permitted under applicable law. As of the date hereof, the Company has no knowledge of any amounts owed by you to the Company.

22.GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by, and construed pursuant to, the laws of the State of New York applicable to transactions executed and to be wholly performed in New York between residents thereof, without regard to the state’s conflict of laws provisions, except as otherwise preempted by the laws of the United States. The parties consent and agree to the exclusive jurisdiction and venue of the Federal and State courts sitting in the County of New York for all purposes. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach.

23.INDEMNIFICATION. Subject to the terms, conditions and limitations of its by-laws and applicable Delaware law, the Company will to the fullest extent permissible under such by-laws defend and indemnify you against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of you as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. You shall be covered by the Directors and Officers insurance coverage as is maintained by the Company for its directors and officers including, to the extent provided under such Directors and Officers Insurance, coverage for actions, suits or proceedings brought after your Termination Date but relating to periods during your employment with the Company.

24.ENTIRE AGREEMENT. This Agreement and any attachments or exhibits hereto expressly supersede any and all previous understandings and agreements between the Company and you, including without limitation any employment agreements, and constitute the sole and exclusive understanding between the Company and you concerning the subjects set forth herein, other than any agreements related to non-competition or trade secrets, confidential information and/or work product previously executed by you, the terms of which remain in full force and effect, except to the extent modified herein. This Agreement and any attachments or exhibits hereto may not be altered, modified, changed or discharged except in a writing signed by you and agreed to by the Company. You understand and agree that other than as set forth in this Agreement and the attachments or exhibits hereto, you will not receive any compensation, payments or benefits of any kind from the Company and you expressly agree that you are not entitled and have no right to any additional compensation, payments or benefits, including but not limited to the payments referenced in Section 9 of the Non-Competition Agreement, other than the payment of vested benefits (if any) under the terms of the Company’s qualified retirement plans, as amended from time to time.

If the foregoing text of this document correctly reflects our mutual agreements, please execute and return to the undersigned the two originals of this Agreement.

Sincerely,

REVLON CONSUMER PRODUCTS CORPORATION

By: /s/ Robert K. Kretzman
Robert K. Kretzman
Executive Vice President and Chief Administrative Officer

AGREEMENT AND
ACKNOWLEDGMENT

I, Alan Ennis, acknowledge receipt of the Letter Agreement and Release and I agree to all the terms and conditions set forth in the Letter Agreement and Release. I have read and fully understand the meaning and effect of the terms set forth in the Letter Agreement and Release and enter into such agreement of my own free will and without coercion, intimidation or threat of retaliation. I also acknowledge and understand that I have been afforded twenty-one (21) days to consider the Letter Agreement and Release and to have the agreement reviewed by my attorney if I so choose. I acknowledge that if I execute this Letter Agreement and Release prior to the expiration of the twenty-one (21) day period or if I choose to forego the advice of an attorney, I am doing so freely, knowingly and voluntarily and waive any and all future claims that such action or actions would affect the validity of this Letter Agreement and Release.

Date: October 23, 2103

Signature:     /s/ Alan Ennis
Alan Ennis

12